Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS THIRD QUARTER CONTINUING EPS OF $.47

ON FEE REVENUE GROWTH OF 20%

— Investment management fees increased 26%, institutional trust and custody fees increased 34% —

PITTSBURGH, Oct. 18, 2005 — Mellon Financial Corporation (NYSE:MEL) today reported income from continuing operations of $196 million, or 47 cents per share, in the third quarter of 2005. This compares to income from continuing operations of $181 million, or 43 cents per share, in the third quarter of 2004, and $203 million, or 49 cents per share, in the second quarter of 2005.

“Third quarter results reflect a continuation of strong growth of revenue and profits in our Asset Management and Asset Servicing businesses. We enjoyed excellent sales momentum in these businesses and ended the quarter with record levels of assets under management, custody and administration. Investment performance remained strong with performance fees at record levels for any third quarter. We acquired full ownership of Mellon Analytical Solutions, the global leader in performance analytics; opened a custody operation in Luxembourg; and announced plans to form an asset management joint venture with WestLB to serve investors in Germany and France. In addition, our Board of Directors approved a new 25 million share repurchase authorization. This represents the seventh repurchase program since 1999 for a total of 170 million shares, and is consistent with our strategy to manage our capital aggressively to enhance shareholder returns,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation.

Net income totaled $194 million, or 47 cents per share, in the third quarter of 2005, compared with $183 million, or 43 cents per share, in the third quarter of 2004, and $125 million, or 30 cents per share, in the second quarter of 2005.

Third Quarter Highlights of Continuing Operations (comparisons are with the third quarter of 2004, unless noted otherwise).

•	Total fee and other revenue increased $174 million, or 20 percent, to $1.038 billion and represented 90 percent of total revenue, with acquisitions accounting for $35 million, or 4 percent. The overall increase was primarily driven by a $100 million increase in investment management fees and a $49 million increase in institutional trust and custody fees.

Total fee revenue now includes the gross amount of distribution and service fees related to mutual funds against which payments were previously netted as discussed further on page 2. These reclassifications have no impact on income before taxes or net income, and all prior periods have been reclassified.

•	Assets under management increased 14 percent to a record level of $766 billion at Sept. 30, 2005. Assets under administration or custody increased 27 percent to a record level of $3.777 trillion at Sept. 30, 2005. Assets under management increased 4 percent (unannualized) and assets under administration or custody increased 9 percent (unannualized) compared to June 30, 2005.

Mellon Reports Earnings

Oct. 18, 2005

•	Investment management fee revenue increased 26 percent to $479 million. The increase in investment management fees reflects improved market conditions, net inflows, a higher level of performance fees and the impact of acquisitions. Investment management fee revenue grew by 8 percent (unannualized) compared to the second quarter of 2005.

•	Institutional trust and custody fee revenue, including securities lending revenue, increased 34 percent to a record level of $197 million. The increase reflects the benefit of net new business, improved market conditions and the acquisitions of DPM and Mellon Analytical Solutions. Institutional trust and custody revenue grew by 3 percent (unannualized) compared to the second quarter of 2005.

•	Net interest revenue (FTE) totaled $123 million, an increase of $6 million. The higher level of net interest revenue was due primarily to a higher level of investment securities.

•	Total operating expenses in the third quarter of 2005 were $871 million, an increase of $146 million, or 20 percent, with acquisitions accounting for $32 million, or 4%. Excluding acquisitions, operating expenses were impacted by higher incentives related to new business growth in Asset Management and Asset Servicing, higher levels of distribution and servicing expenses and annual merit increases that became effective July 1.

Operating expenses now include distribution and servicing expense related to mutual funds, as well as payments to joint ventures which are included in other expense, discussed further below. These reclassifications have no impact on income before taxes or net income, and all prior periods have been reclassified.

•	The provision for credit losses totaled $12 million in the third quarter of 2005 resulting from net credit losses recorded on leases of regional aircraft to a feeder airline that, along with its parent company, filed for Chapter 11 bankruptcy protection during the quarter. There was no provision for credit losses in the third quarter of 2004.

•	The tax rate was approximately 28.5 percent for the third quarter of 2005 compared to approximately 28 percent for the third quarter of 2004 and approximately 31.5 percent for the second quarter of 2005. The tax rate in the third quarter of 2005 reflects an after-tax benefit of approximately $9 million relating to the favorable resolution of certain state income tax issues. It is currently anticipated that the tax rate for the fourth quarter of 2005 will be approximately 33 percent.

•	Return on common shareholders’ equity was 19 percent for the third quarter of 2005.

•	The tangible shareholders’ equity ratio was 5.08 percent at Sept. 30, 2005 compared to 5.33 percent at June 30, 2005, reflecting a larger balance sheet and higher unrealized mark-to-market losses in the securities available for sale portfolio.

•	Mellon repurchased 1.3 million shares of common stock during the third quarter.

Also today, Mellon declared its quarterly common stock dividend of 20 cents per share. This cash dividend is payable on Tuesday, Nov. 15, 2005, to shareholders of record at the close of business on Monday, Oct. 31, 2005.

In the third quarter of 2005, we changed our method of reporting distribution and service fees associated with mutual funds. Previously, the distribution and servicing expense paid to other financial intermediaries was netted against the distribution and service fee revenue received from mutual funds. Distribution and service fee revenue and expense are now reported on a gross basis detailed in separate revenue and expenses lines in our financials. Asset Management revenue represents more than 50 percent of our consolidated revenue and this change in

Mellon Reports Earnings

Oct. 18, 2005

reporting classification is consistent with the reporting practices of other large asset managers with significant mutual fund operations. In addition to this change, Mellon began to record revenue passed to joint ventures as other expense. Previously these amounts were reported as a reduction of other revenue. The adoption of these reporting classifications has no impact on income before taxes or net income, but reduces reported pre-tax margins. All prior periods have been reclassified.

Throughout this earnings release, certain nine-month 2005 and 2004 measures, which are noted, exclude certain items. We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial operating performance. See page 16 for a reconciliation of revenue and expense amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to adjusted non-GAAP revenue and expense amounts, which exclude these items. There were no adjustments to reported amounts in either the third or second quarters of 2005 or the third quarter of 2004.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.5 trillion in assets under management, administration or custody, including $766 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 2:30 p.m. EDT on Tuesday, Oct. 18, 2005. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 466-9857 (U.S.) or (847) 619-6150 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 1:30 p.m. EDT on Oct. 18. Replays of the conference call and webcast will be available beginning Oct. 18 at approximately 5 p.m. EDT until Tuesday, Nov. 1, 2005 at 5 p.m. EST by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

Note: Access to supplemental financial trends is available via www.mellon.com/investorrelations/financialtrends. The financial trends have been updated through Sept. 30, 2005 and include data that previously had been included in the earnings release. These trends include consolidated and business sector information.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, expected fourth quarter 2005 net interest revenue and the expected tax provisioning rate. These forward-looking statements and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties, and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, interest rate fluctuations; geographic sources of income; and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of Oct. 18, 2005, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after Oct. 18, 2005 or to reflect the occurrence of unanticipated events.

Mellon Reports Earnings

Oct. 18, 2005

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Nine months ended
(in millions, except per share amounts)	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Noninterest revenue
Investment management (a)	$479	$443	$379	$1,351	$1,170
Distribution and service fees (a)	82	74	68	227	201
Institutional trust and custody (a)	197	193	148	564	465
Payment solutions & investor services	122	142	133	398	427
Foreign exchange trading	52	50	38	156	145
Financing-related	34	35	31	101	97
Equity investment	17	15	24	251	131
Other (a)	55	46	43	140	126

Total fee and other revenue (a)	1,038	998	864	3,188	2,762
Gains on sales of securities	1	—	—	1	8

Total noninterest revenue (a)	1,039	998	864	3,189	2,770

Net interest revenue
Interest revenue	299	286	208	834	616
Interest expense	181	159	95	472	266

Net interest revenue	118	127	113	362	350
Provision for credit losses	12	3	—	14	(7)

Net interest revenue after provision for credit losses	106	124	113	348	357

Operating expense
Staff:
Compensation	258	250	241	755	709
Incentive	127	114	84	349	273
Employee benefits	67	63	51	196	159

Total staff	452	427	376	1,300	1,141
Professional, legal and other purchased services (a)	114	110	91	324	278
Distribution and servicing (a)	100	90	81	271	239
Net occupancy	61	57	57	177	192
Equipment	44	44	41	129	127
Business development	23	23	21	67	64
Communications	19	19	18	63	62
Amortization of intangible assets	6	7	4	19	13
Other (a)	52	49	36	151	129

Total operating expense (a)	871	826	725	2,501	2,245

Income
Income from continuing operations before income taxes	274	296	252	1,036	882
Provision for income taxes	78	93	71	332	274

Income from continuing operations	196	203	181	704	608
Discontinued operations:
Income (loss) from operations after-tax	—	(49)	—	(100)	(7)
Net gain (loss) on disposals after-tax	(2)	(29)	2	(30)	3

Income (loss) from discontinued operations, net of applicable tax expense (credit) of $(1), $18, $1, $4 and $-	(2)	(78)	2	(130)	(4)

Net income	$194	$125	$183	$574	$604

Earnings per share
Basic:
Income from continuing operations	$.47	$.49	$.43	$1.69	$1.45
Net income	$.47	$.30	$.44	$1.38	$1.44
Diluted:
Income from continuing operations	$.47	$.49	$.43	$1.68	$1.43
Net income	$.47	$.30	$.43	$1.37	$1.42

(a)	Amounts include reclassifications as discussed on page 7 under “Change in Reporting Classification.”

Mellon Reports Earnings

Oct. 18, 2005

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2004
Assets
Cash and due from banks	$2,770	$2,775	$3,278
Money market investments	2,521	4,673	3,312
Trading account securities	286	262	201
Securities available for sale	16,821	13,376	12,445
Investment securities (approximate fair value of $179, $217, and $233)	175	211	226
Loans	7,558	6,754	7,025
Reserve for loan losses	(80)	(98)	(98)

Net loans	7,478	6,656	6,927
Premises and equipment	627	688	686
Goodwill	2,178	2,321	2,278
Other intangibles	154	145	148
Assets of discontinued operations	—	40	—
Other assets	5,733	5,968	5,595

Total assets	$38,743	$37,115	$35,096

Liabilities
Deposits	$25,155	$23,591	$22,031
Short-term borrowings	1,675	915	1,152
Other liabilities	2,989	2,868	2,628
Notes and debentures (with original maturities over one year)	3,695	4,567	4,266
Junior subordinated debentures	1,047	1,057	1,060
Liabilities of discontinued operations	—	15	—

Total liabilities	34,561	33,013	31,137

Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,946	1,931	1,924
Retained earnings	6,715	6,397	6,280
Accumulated unrealized gain (loss), net of tax	(57)	49	23
Treasury stock of 170,537,262; 165,308,079 and 165,113,399 shares, at cost	(4,716)	(4,569)	(4,562)

Total shareholders’ equity	4,182	4,102	3,959

Total liabilities and shareholders’ equity	$38,743	$37,115	$35,096

Mellon Reports Earnings

Oct. 18, 2005

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

	Quarter ended				Nine months ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Sept. 30, 2005		June 30, 2005	Sept. 30, 2004	Sept. 30, 2005		Sept. 30, 2004
Assets under management (in billions) (a)	$766		$738	$670
Assets under administration or custody (in billions) (a)	$3,777		$3,450	$2,978

Continuing Operations:
Noninterest revenue	$1,039		$998	$864	$3,189		$2,770
Net interest revenue	118		127	113	362		350

Total revenue	$1,157		$1,125	$977	$3,551		$3,120

Return on equity	18.9%		19.9%	18.8%	22.8%		21.5%
Fee and other revenue as a percentage of total revenue (FTE)	90%		88%	88%	90	% (b)	89	% (b)
Pre-tax operating margin (FTE)	24%		27%	27%	30%		29%
Net interest margin (FTE)	1.84%		2.07%	2.03%	1.94%		2.14%
Employees (a)(c)	16,700		16,200	15,600

Average common shares and equivalents outstanding:
Basic	414,606		414,908	419,136	416,373		419,937
Diluted	417,911		417,944	423,114	419,811		424,733

Total shareholders’ equity to assets ratio (a)	10.79%		11.16%	11.28%
Tangible shareholders’ equity to assets ratio (a)	5.08%		5.33%	4.69%
Tier I capital ratio (a)	10.5	% (d)	10.85%	9.96%
Total (Tier I plus Tier II) capital ratio (a)	16.3	% (d)	16.91%	15.61%
Leverage capital ratio (a)	8.2	% (d)	8.40%	8.13%

Book value per common share (a)	$10.00		$9.86	$9.35
Tangible book value per common share (a)	$4.42		$4.41	$3.62
Closing common stock price per share (a)	$31.97		$28.69	$27.69
Market capitalization (a)	$13,367		$11,997	$11,728

(a)	At period-end.
(b)	Excluding the gains on the sale of our investment in Shinsei Bank recorded in the first quarter of 2005 and the first quarter of 2004, fee and other revenue as a percentage of total revenue (FTE) would have totaled 89% for the nine months ended Sept. 30, 2005, and 88% for the nine months ended Sept. 30, 2004.
(c)	The increase compared with June 30, 2005 and Sept. 30, 2004 is primarily due to acquisitions.
(d)	Preliminary.

Note: Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

Oct. 18, 2005

Change in Reporting Classification

In the third quarter of 2005, Mellon began to record gross mutual fund distribution and service fees earned and paid as noninterest revenue and operating expense. The fee revenue earned from mutual funds is calculated as a percentage of the average assets of the mutual fund investment portfolios managed or administered by Mellon. In turn, we pay fees to other financial intermediaries to cover their costs for distributing and servicing the funds, as well as paying sub-advisory fees to unaffiliated asset managers. These amounts are now recorded as an expense. Previously, the net amount of these revenues/expenses was recorded in fee revenue. These reclassified amounts are primarily included as “distribution and service fees” and “distribution and servicing expense” line items on the Consolidated Income Statement. Investment management revenue, institutional trust and custody revenue, and professional, legal and other purchased services expense were also impacted to a lesser extent. Total noninterest revenue and operating expense were increased by $102 million, $93 million and $80 million for the quarters ended Sept. 30, 2005, June 30, 2005 and Sept. 30, 2004, and $278 million and $236 million for the nine months ended Sept. 30, 2005 and 2004.

In addition, in the third quarter of 2005 we began to record revenue passed to joint ventures as other expense. Previously, the amounts were reported as a reduction of other revenue. These reclassifications totaled $10 million, $8 million and $7 million for the quarters ended Sept. 30, 2005, June 30, 2005 and Sept. 30, 2004 and $26 million for both the nine months ended Sept. 30, 2005 and 2004.

All prior periods have been reclassified. The change in both of these reporting classifications has no impact on income before taxes or net income, but reduces reported pre-tax margins.

Noninterest Revenue

Fee and other revenue of $1.038 billion in the third quarter of 2005 increased $174 million, or 20%, from $864 million in the third quarter of 2004, primarily due to increases in investment management fees, institutional trust and custody fees and higher foreign exchange trading revenue. The increases reflect improved market conditions, net new business and higher performance fees as well as the impact of acquisitions, which accounted for $35 million, or 4%, of the increase.

Fee and other revenue in the third quarter of 2005 increased $40 million, or 4% (unannualized), compared to the second quarter of 2005, primarily resulting from an increase in investment management revenue and other fees, partially offset by a decrease in payment solutions and investor services revenue.

Investment management fee revenue

	Quarter ended			Nine months ended
Investment management fee revenue - by business sector (in millions)	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Institutional Asset Management and Mutual Funds
Mutual funds	$200	$187	$177	$566	$532
Institutional clients	133	129	98	384	294
Performance fees	41	26	11	94	67
Private clients	22	21	19	63	54

Total	396	363	305	1,107	947
Private Wealth Management
Private clients	83	79	73	243	222
Mutual funds	—	1	1	1	1

Total	83	80	74	244	223

Total investment management fee revenue	$479	$443	$379	$1,351	$1,170

Mellon Reports Earnings

Oct. 18, 2005

Investment management fees in the Institutional Asset Management and Mutual Funds sector increased $91 million, or 30%, compared with the third quarter of 2004 and increased $33 million, or 9% (unannualized), compared with the second quarter of 2005. These fees totaled $1.107 billion in the first nine months of 2005, an increase of $160 million, or 17%, compared with the first nine months of 2004. The increases compared with all prior periods primarily resulted from improved equity markets, net inflows and a higher level of performance fees. The increases compared with the third quarter and first nine months of 2004 were also impacted by acquisitions. Of these increases, mutual fund fee revenue increased $23 million, or 12%, compared with the third quarter of 2004, $13 million, or 7% (unannualized), compared with the second quarter of 2005 and $34 million, or 6%, in the first nine months of 2005 compared with the prior-year period. These increases primarily reflect improved equity markets and inflows of institutional money market funds. Performance fees increased $30 million in the third quarter of 2005 compared with the third quarter of 2004, $15 million compared with the second quarter of 2005 and $27 million in the first nine months of 2005 compared with the first nine months of 2004. Our institutional investment managers increasingly have had the opportunity to earn performance fees when the investment performance of their products exceeds various benchmarks and satisfies other criteria.

Investment management fees in the Private Wealth Management sector increased $9 million, or 12%, compared with the third quarter of 2004, $3 million, or 3%, compared with the second quarter of 2005 and $21 million, or 9%, in the first nine months of 2005 compared with the first nine months of 2004. The increases reflect improved equity markets and net new business. The increases compared with the third quarter and first nine months of 2004 were also impacted by acquisitions.

Changes in market value of assets under management (in billions)	Third quarter 2005	Sept. 30, 2004 to Sept. 30, 2005
Market value of assets under management at beginning of period	$738	$670
Net inflows (a):
Long-term	9	20
Money market/securities lending	6	40

Total net inflows	15	60
Net market appreciation (a)(b)	13	35
Acquisitions	—	1

Market value of assets under management at Sept. 30, 2005 (a)	$766	$766

(a)	Preliminary.
(b)	Includes the effect of changes in foreign exchange rates.

	Quarter ended			Third quarter 2005 compared with
S&P 500 Index	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	June 30, 2005	Sept. 30, 2004
Period-end	1229	1191	1115	3%	10%
Daily average	1224	1182	1104	4%	11%

Distribution and service fees

Distribution and service fees earned from mutual funds are calculated as a percentage of the average assets of the mutual fund investment portfolios managed or administered by Mellon. These fees, which are reported in the Institutional Asset Management and Mutual Fund sector, fluctuate with the overall level of gross sales and the relative mix of sales between share classes. These fees increased $14 million in the third quarter of 2005 compared with the third quarter of 2004, $8 million compared with the second quarter of 2005 and $26 million in the first nine months of 2005 compared with the first nine months of 2004. The increase in distribution and service fee revenue compared with all prior periods primarily reflects higher market values and higher sales volumes of mutual funds.

Mellon Reports Earnings

Oct. 18, 2005

Institutional trust and custody revenue

Market value of assets under administration or custody at period-end

(dollar amounts in billions)	Sept. 30, 2005		June 30, 2005	March 31, 2005	Dec. 31, 2004	Sept. 30, 2004
Market value of assets under administration or custody (a)	$3,777	(b)	$3,450	$3,293	$3,233	$2,978
S&P 500 Index - period-end	1229		1191	1181	1212	1115

(a)	Includes the assets under administration or custody of CIBC Mellon Global Securities Services, a joint venture between Mellon and the Canadian Imperial Bank of Commerce, of $655 billion, $601 billion, $539 billion, $512 billion, and $459 billion. Also includes the assets of ABN AMRO Mellon Global Securities Services B.V., a joint venture between Mellon and ABN AMRO, of $491 billion, $436 billion, $428 billion, $422 billion, and $363 billion.
(b)	Excludes assets of $328 billion that we manage and are also under administration or custody. These assets are included in assets under management.

Institutional trust and custody fees are reported primarily in the Asset Servicing sector. This revenue increased $49 million, or 34%, in the third quarter of 2005 compared with the third quarter of 2004, $4 million, or 3% (unannualized), compared to the second quarter of 2005, and $99 million, or 21%, in the first nine months of 2005 compared with the first nine months of 2004. The increases compared with the third quarter of 2004 and first nine months of 2004 primarily resulted from net new business and improved market conditions, as well as the acquisition of DPM and the Sept. 2005 acquisition of the remaining 50% interest in Mellon Analytical Solutions, formerly a 50/50 joint venture. The increase compared with the second quarter of 2005 resulted primarily from the same factors, partially offset by a decrease in securities lending revenue. Securities lending revenue, included in institutional trust and custody revenue, totaled $25 million in the third quarter of 2005, an increase of $9 million compared with the third quarter of 2004 and a decrease of $8 million compared with the second quarter of 2005. The increase in securities lending revenue compared with the third quarter of 2004 reflects higher volumes and improved spreads. The decrease compared with the second quarter of 2005 primarily resulted from lower international volumes and margins due to seasonality, partially offset by higher domestic volumes. The average level of securities on loan totaled $120 billion in the third quarter of 2005 compared with $88 billion in the third quarter of 2004 and $114 billion in the second quarter of 2005.

Payment solutions & investor services fee revenue

Payment solutions & investor services fee revenue, which consists of cash management revenue; shareholder services revenue; and revenue earned by Mellon Financial Markets, totaled $122 million in the third quarter of 2005, a decrease of $11 million compared with the third quarter of 2004 and $20 million compared with the second quarter of 2005. The decrease compared with the third quarter of 2004 primarily resulted from lower ancillary services revenue at Mellon Investor Services, partially offset by higher cash management revenue, primarily due to revenue generated by the SourceNet acquisition. The decrease compared with the second quarter of 2005 reflects lower ancillary services revenue and lower revenue from the reimbursement of out-of-pocket expenses at Mellon Investor Services, as well as lower cash management revenue due to seasonally lower lockbox processing volumes and price compression. The $29 million decrease in the first nine months of 2005 compared with the prior period primarily resulted from the same factors as the third quarter of 2005 compared with the prior-year period.

Foreign exchange trading revenue

Foreign exchange trading revenue, which is included primarily in the Asset Servicing sector, totaled $52 million in the third quarter of 2005, an increase of $14 million, or 39%, compared with the third quarter of 2004 and $2 million, or 4% (unannualized), compared with the second quarter of 2005. The increase compared with the

Mellon Reports Earnings

Oct. 18, 2005

third quarter of 2004 resulted from higher levels of market volatility in key currencies and improved client volumes.

Financing-related revenue

Financing-related revenue, which is primarily included in the Treasury Services/Other Activity sector, includes: returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $34 million in the third quarter of 2005, an increase of $3 million compared with the third quarter of 2004 and a decrease of $1 million compared with the second quarter of 2005.

Equity investment revenue

Equity investment revenue, which is primarily included in the Treasury Services/Other Activity sector, includes realized and unrealized gains and losses on venture capital and non-venture capital investments, and totaled $17 million in the third quarter of 2005, $24 million in the third quarter of 2004 and $15 million in the second quarter of 2005. Net gains from venture capital activities totaled $18 million in the third quarter of 2005 compared with $22 million in the third quarter of 2004 and $12 million in the second quarter of 2005. Equity investment revenue totaled $251 million for the first nine months of 2005 and $131 million for the first nine months of 2004, primarily reflecting gains on the sale of our investment in Shinsei Bank of $197 million and $93 million, respectively, recorded in the first quarters of each year.

Other revenue

Other revenue totaled $55 million in the third quarter of 2005, an increase of $12 million from the third quarter of 2004, and $9 million from the second quarter of 2005. As discussed on page 7, other revenue was impacted by the reclassification of revenue passed to joint ventures as other expense. Previously, this was reported as a reduction of other revenue. All prior periods were reclassified. The increase compared with the third quarter of 2004 includes fee revenue from Affiliated Computer Services, Inc. (ACS) under a transitional services agreement, as well as expense reimbursements from joint ventures for expenses incurred by Mellon on behalf of the joint ventures.

Year-to-date 2005 compared with year-to-date 2004

Fee and other revenue for the first nine months of 2005 totaled $3.188 billion, an increase of $426 million, or 15%, from $2.762 billion in the first nine months of 2004. Excluding the gains on the sale of the Shinsei investment in the first quarters of 2005 and 2004, fee and other revenue increased $322 million, or 12%, primarily due to increases in investment management and institutional trust and custody fees. The impact of acquisitions accounted for $93 million of this increase.

Mellon Reports Earnings

Oct. 18, 2005

Net Interest Revenue

Selected net interest revenue data

	Quarter ended			Nine months ended
	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Net interest revenue	$118	$127	$113	$362	$350
Tax equivalent adjustment	5	6	4	15	12

Net interest revenue on an FTE basis	$123	$133	$117	$377	$362
Net interest margin	1.84%	2.07%	2.03%	1.94%	2.14%

The increase in net interest revenue on a fully taxable equivalent (FTE) basis compared with the third quarter of 2004 primarily resulted from a higher level of investment securities. The decrease in net interest revenue on an FTE basis compared with the second quarter of 2005 resulted from the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease in the second quarter of 2005, partially offset by a higher level of investment securities. The increase in net interest revenue on an FTE basis in the first nine months of 2005 compared with the first nine months of 2004 primarily reflects the lease extension noted above and a higher level of investment securities, partially offset by the impact of a lower net interest margin.

Net interest revenue is expected to be in a $123 million to $127 million range on an FTE basis for the fourth quarter 2005, assuming a gradual and measured increase in interest rates and allowing for tactical investment securities decisions.

Operating Expense

Third quarter 2005 compared with third quarter 2004

Summary — Operating expense increased $146 million, or 20%, compared with the third quarter of 2004, reflecting a number of factors discussed below, including $32 million, or 4%, from acquisitions and a $19 million increase in distribution and servicing expense. The expense increase also reflects approximately $10 million of expense incurred by Mellon in providing transitional services to ACS under a transitional services agreement. These expenses are largely offset by reimbursements from ACS, recorded as other revenue.

Staff expense — Staff expense in the third quarter of 2005 totaled $452 million, an increase of $76 million, or 20%, compared with the third quarter of 2004, resulting from: higher incentive expense; higher compensation expense reflecting the impact of acquisitions ($13 million) and July 1, 2005 merit increases; and higher employee benefits expense. The increase in incentive expense resulted from business growth primarily in Asset Management and Asset Servicing, and a $3 million increase in stock option expense. Employee benefits expense included a $6 million increase in pension expense as well as higher deferred compensation plan expense, higher payroll taxes and higher health benefit expense. The total impact from acquisitions on staff expense was $20 million.

Non-staff expenses — Non-staff expenses in the third quarter of 2005 totaled $419 million, an increase of $70 million, or 20%, compared with the third quarter of 2004. Non-staff expenses now include gross distribution and servicing expenses, as well as other expense related to payments made to joint ventures, both of which are discussed on page 7. Previously, these expenses had been netted against fee revenue and other revenue. All prior periods have been reclassified. Distribution and servicing expense represents amounts paid to other financial intermediaries to cover their costs for distribution (including 12b-1 fees) and servicing of mutual funds. Generally, increases in distribution and servicing expense reflect higher market values and higher sales volumes of mutual funds. Distribution and servicing expense accounted for $19 million, or 6%, of the increase. The

Mellon Reports Earnings

Oct. 18, 2005

remainder of non-staff expenses increased $51 million, reflecting higher professional, legal and other purchased services and higher other non-staff expenses. These expenses resulted primarily in support of business growth, from acquisitions and from providing transitional services to ACS.

Third quarter 2005 compared with second quarter 2005

Staff expense in the third quarter of 2005 increased $25 million, or 6% (unannualized), compared with the second quarter of 2005, primarily resulting from higher incentive and compensation expense. The increase in incentive expense resulted from business growth primarily in the Institutional Asset Management and Mutual Funds sector. The increase in compensation expense resulted from the July 1, 2005 merit increase and $3 million from an acquisition. Non-staff expenses increased $20 million, or 5%, in the third quarter of 2005 compared with the second quarter of 2005. Distribution and servicing expense increased $10 million. The remaining $10 million increase primarily reflects higher expenses incurred in support of business growth and an acquisition.

Year-to-date 2005 compared with year-to-date 2004

Operating expense totaled $2.501 billion in the first nine months of 2005, an increase of 11% compared with the prior-year period. Excluding charges of $15 million in the first nine months of 2005 and $43 million in the first nine months of 2004 related to various items discussed on page 16, operating expense increased 13% compared with the first nine months of 2004. The increase primarily resulted from the same factors discussed in the comparisons to prior quarters, including $32 million due to an increase in distribution and servicing expense and $80 million due to acquisitions. See page 16 for a reconciliation of revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts.

Income Taxes

Mellon’s effective tax rate on income from continuing operations was approximately 28.5% for the third quarter of 2005, compared with approximately 28% for the third quarter of 2004 and approximately 31.5% for the second quarter of 2005. The tax rate in the third quarter of 2005 reflects an after-tax benefit of approximately $9 million relating to the favorable resolution of certain state income tax issues. This tax benefit in the third quarter of 2005 increased earnings per share from continuing operations by 2 cents. It is currently anticipated that the tax rate for the fourth quarter of 2005 will be approximately 33%.

Nonperforming Assets

Nonperforming assets totaled $37 million at Sept. 30, 2005 compared with $26 million at June 30, 2005 and $21 million at Sept. 30, 2004. The increase compared with June 30, 2005 resulted from the addition of $12 million of leases of regional aircraft to a feeder airline that, along with its parent company, filed for Chapter 11 bankruptcy protection in the third quarter of 2005. At Sept. 30, 2005, nonperforming loans were comprised of $27 million of airline leases, $5 million to a cable television operator and $5 million of various smaller loans.

Mellon Reports Earnings

Oct. 18, 2005

Provision and Reserve for Credit Exposure

The provision for credit losses totaled $12 million in the third quarter of 2005, compared with no provision in the third quarter of 2004 and $3 million in the second quarter of 2005. The provision in the third quarter of 2005 primarily resulted from $23 million of net credit losses on leases of regional aircraft to a feeder airline that, along with its parent company, filed for Chapter 11 bankruptcy protection in the third quarter of 2005. The reserve for loan losses was $80 million at Sept. 30, 2005, compared with $87 million at June 30, 2005 and $98 million at Sept. 30, 2004. The reserve for unfunded commitments was $77 million at Sept. 30, 2005, compared with $81 million at June 30, 2005 and $71 million at Sept. 30, 2004.

Business Sectors

Historically certain Dreyfus mutual funds have been sub-advised by other Mellon investment subsidiaries as well as third parties. Effective July 1, 2005 we completed the process of repositioning Dreyfus to focus principally on the domestic distribution of mutual fund products and shifted the investment management for equity and taxable fixed income products from Dreyfus to the investment subsidiaries of Mellon’s Institutional Asset Management sector. These sectors primarily serve institutional customers. With the reorganization, each is dependent on the other for certain manufacturing and distribution activities. As a result we have combined the sector financials of Institutional Asset Management and Mutual Funds. All prior periods have been reclassified.

Our lines of business have now been aggregated into five business sectors and these sectors have been aligned within three business groups. Our Asset Management Group includes the combined Institutional Asset Management and Mutual Funds sector and the Private Wealth Management sector. Our Payments and Securities Services Group includes the Asset Servicing and Payment Solutions & Investor Services (PS&IS) sectors. Our fifth sector is the Treasury Services/Other Activity sector.

Business Groups — Quarterly data (dollar amounts in millions, presented on an FTE basis)

	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	3Q05	2Q05	3Q04	3Q05	2Q05	3Q04	3Q05	2Q05	3Q04
Asset Management	$629	$584	$511	$187	$167	$146	30%	29%	29%
Payments and Securities Services	432	443	366	88	108	78	20	24	21
Treasury Services/Other Activity	109	116	114	12	39	42	N/M	N/M	N/M

Total	$1,170	$1,143	$991	$287	$314	$266	24%	27%	27%

N/M — Not meaningful for this disclosure.

Business Groups — Year-to-date data (dollar amounts in millions, presented on an FTE basis)

	Total Revenue		Income Before Taxes		Pre-tax Operating Margin
	YTD05	YTD04	YTD05	YTD04	YTD05	YTD04
Asset Management	$1,788	$1,571	$526	$470	29%	30%
Payments and Securities Services	1,297	1,181	297	294	23	25
Treasury Services/Other Activity	511	412	258	162	N/M	N/M

Total	$3,596	$3,164	$1,081	$926	30%	29%

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

Oct. 18, 2005

Asset Management Group

Mellon’s Asset Management Group consists of those lines of business that offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Income before taxes for the Asset Management Group for the third quarter of 2005 compared with the third quarter of 2004 increased 27%, reflecting positive operating leverage. Total revenue increased 23%, resulting from higher investment management revenue primarily due to improved equity markets, net inflows, higher performance fees and the impact of acquisitions.

Income before taxes for the Asset Management Group for the third quarter of 2005 compared with the second quarter of 2005 increased 12%, reflecting positive operating leverage. Income before taxes in the Institutional Asset Management and Mutual Funds sector increased 22%, primarily due to improved equity markets, higher performance fees and net inflows. Income before taxes in the Private Wealth Management sector decreased, as revenue growth resulting from improved equity markets and net new business was more than offset by lower net interest revenue and higher operating expenses related to business growth initiatives.

Income before taxes for the Asset Management Group for the first nine months of 2005 compared with the first nine months of 2004 increased 12%. Total revenue increased 14%, resulting from higher investment management revenue, primarily due to improved equity markets, net inflows, acquisitions and performance fees.

Payments and Securities Services Group

Mellon’s Payments and Securities Services Group consists of those lines of business that primarily offer trust and custody and related services, investment manager solutions, global cash management services and shareholder services.

Income before taxes for the Payments and Securities Services Group for the third quarter of 2005 compared with the third quarter of 2004 increased 12%, as higher income before taxes in the Asset Servicing sector more than offset lower income before taxes in the PS&IS sector. Total revenue increased 18%, resulting from higher revenue in the Asset Servicing sector, primarily due to net new business impacting custody fees, improved market conditions, acquisitions, higher foreign exchange trading revenue and higher securities lending revenue. This increase was offset in part by lower revenue in the PS&IS sector, primarily due to lower ancillary services revenue at Mellon Investor Services which was partially offset by higher net interest revenue on both cash management and investor services customer deposit balances.

Income before taxes for the Payments and Securities Services Group for the third quarter of 2005 compared with the second quarter of 2005 decreased 18%, as lower revenue in the PS&IS sector, reflecting lower revenue at Mellon Investor Services and lower cash management processing revenue, was partially offset by higher fee revenue in the Asset Servicing sector due to acquisitions and net new business partially offset by seasonally lower securities lending revenue.

Income before taxes for the Payments and Securities Services Group for the first nine months of 2005 compared with the first nine months of 2004 increased 1%, as higher income before taxes in the Asset Servicing sector offset lower income before taxes in the PS&IS sector. Total revenue increased 10%, reflecting higher revenue in the Asset Servicing sector, primarily due to net new business impacting custody fees and securities lending revenue, improved market conditions and acquisitions. Revenue in the PS&IS sector decreased in the first nine months of 2005 compared with the prior-year period, as higher net interest revenue and cash management processing revenue were more than offset by lower ancillary services revenue at Mellon Investor Services.

Mellon Reports Earnings

Oct. 18, 2005

Treasury Services/Other Activity

Treasury Services/Other Activity includes lines of business which offer financing services such as credit products for large corporations, insurance premium financing and commercial real estate lending. This sector also includes business exits, venture capital and other activity not fully allocated for management reporting purposes to a particular line of business. Results for Treasury Services in the third quarter of 2005 compared with the third quarter of 2004 reflected lower securitization gains and lower net interest revenue, partially offset by lower operating expenses. Results for the third quarter of 2005 compared with the second quarter of 2005 reflected higher net interest revenue on higher loan volumes and spreads. Results for the first nine months of 2005 compared with the first nine months of 2004 reflected lower net interest revenue from a lower average level of loans and lower spreads and lower securitization gains. Included in Other Activity in the third quarter of 2005 were $18 million of net gains from venture capital activities and $8 million on lease residuals, partially offset by higher credit quality expense resulting from net credit losses recorded on leases of regional aircraft to a feeder airline that, along with its parent company, filed for Chapter 11 bankruptcy protection in the third quarter of 2005. Results for the third quarter of 2004 included net gains of $22 million from venture capital activities. Results for the second quarter of 2005 included $12 million of net gains from venture capital activities and the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease. Results for the first nine months of 2005 and 2004 included the $197 million and $93 million, respectively, of gains on the sale of our investment in Shinsei Bank.

Discontinued Operations

In the third quarter of 2005, Mellon incurred a net loss of $2 million from discontinued operations, primarily relating to the sale of the HR consulting practices, benefits administration and business process outsourcing businesses to Affiliated Computer Services, Inc. (ACS). In the first quarter of 2005, we applied discontinued operations accounting to these businesses that were included in the former Human Resources & Investor Solutions sector. On March 16, 2005, we announced the signing of a definitive agreement to sell these businesses to ACS, and the sale closed on May 26, 2005.

In accordance with GAAP, the results of these businesses are reflected as discontinued operations in all income statements presented. Because the lines of business included in discontinued operations were discrete lines of business providing services no longer provided by Mellon’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. All information in this earnings release reflects continuing operations, unless otherwise noted.

Mellon Reports Earnings

Oct. 18, 2005

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Adjusted Non-GAAP Revenue and Expense Amounts

Nine month 2005 and 2004 Reported Amounts are presented in accordance with GAAP. We believe that this supplemental adjusted non-GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance. There were no adjustments to Reported Amounts in the third quarter of 2005, the second quarter of 2005 or the third quarter of 2004, and therefore the quarterly Reported Amounts are not separately shown.

Supplemental information

	Nine months ended
	Sept. 30, 2005				Sept. 30, 2004
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	Adjustments		Adjusted Amounts
Noninterest revenue:
Fee and other revenue	$3,188	$(197	) (a)	$2,991	$2,762	$(93	) (d)	$2,669
Gains on sales of securities	1	—		1	8	—		8

Total noninterest revenue	3,189	(197)		2,992	2,770	(93)		2,677

Net interest revenue	362	—		362	350	—		350
Provision for credit losses	14	—		14	(7)	—		(7)

Net interest revenue after provision for credit losses	348	—		348	357	—		357
Operating expense:
Staff expense	1,300	—		1,300	1,141	—		1,141
Net occupancy expense	177	(2	) (b)	175	192	(23	) (e)	169
Other expense	1,024	(13	) (c)	1,011	912	(20	) (e)(f)	892

Total operating expense	$2,501	$(15)		$2,486	$2,245	$(43)		$2,202

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank recorded in the first quarter.
(b)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London recorded in the first quarter.
(c)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale recorded in the first quarter.
(d)	Reflects the gain from the sale of approximately 35% of our investment in Shinsei Bank recorded in the first quarter.
(e)	Reflects the initial charge associated with the move to the new Mellon Financial Centre in London ($23 million in net occupancy expense and $1 million in other expense) recorded in the second quarter.
(f)	Reflects the $19 million charge associated with a writedown of two small non-strategic businesses held for sale, one of which was sold in 2004, recorded in the first quarter.